UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_________
FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 26, 2014
J. C. PENNEY COMPANY, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation )	1-15274 (Commission File No.)	26-0037077 (IRS Employer Identification No.)

6501 Legacy Drive Plano, Texas (Address of principal executive offices)	75024-3698 (Zip code)
Registrant's telephone number, including area code: (972) 431-1000
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Results of Operations and Financial Condition.

J. C. Penney Company, Inc. (the “Company”) issued an earnings press release on February 26, 2014 announcing its 2013 fourth quarter results of operations and financial condition. This information is attached as Exhibit 99.1.

The press release and accompanying schedules provide certain information regarding (i) adjusted operating income/(loss), (ii) adjusted net income/(loss), (iii) adjusted earnings/(loss) per share - diluted and (iv) free cash flow, all of which may be considered non-GAAP financial measures under the rules of the Securities and Exchange Commission. A reconciliation of each such non-GAAP financial measure to the most directly comparable financial measure calculated and presented in accordance with GAAP is included with the release.

We define (i) adjusted operating income/(loss) as operating income/(loss) excluding the impact of markdowns related to the alignment of inventory with the Company’s 2012 strategy, restructuring and management transition charges, the impact of the qualified pension plan expense and the net gain on the sale or redemption of non-operating assets, (ii) adjusted net income/(loss) as net income/(loss) excluding the after-tax impact of markdowns related to the alignment of inventory with the Company’s 2012 strategy, restructuring and management transition charges, the impact of the qualified pension plan expense, the loss on extinguishment of debt, the net gain on the sale or redemption of non-operating assets and the tax benefit from continuing operations related to actuarial gains in other comprehensive income and (iii) adjusted earnings/(loss) per share - diluted as earnings/(loss) per share - diluted excluding the after-tax impact of markdowns related to the alignment of inventory with the Company’s 2012 strategy, restructuring and management transition charges, the impact of the qualified pension plan expense, the loss on extinguishment of debt, the net gain on the sale or redemption of non-operating assets and the tax benefit from continuing operations related to actuarial gains in other comprehensive income. Unlike other operating expenses, markdowns related to the alignment of inventory with the Company’s 2012 strategy, restructuring and management transition, loss on extinguishment of debt, the net gain on the sale or redemption of non-operating assets and the tax benefit from continuing operations related to actuarial gains in other comprehensive income are not directly related to the Company’s ongoing core business operations. Primary pension plan expense is determined using numerous complex assumptions about changes in pension assets and liabilities that are subject to factors beyond the Company’s control, such as market volatility. Accordingly, the Company eliminates primary pension plan expenses in its entirety as we view all components of net periodic benefit expense as a single, net amount, consistent with its presentation in our consolidated financial statements. We believe that the presentation of these non-GAAP financial measures and ratios, which our management relies on to assess our operating results, is useful in order to better understand our financial performance and facilitates the comparison of our results to the results of our peer companies.

We define free cash flow as cash flows from operating activities less capital expenditures and dividends paid, plus proceeds from the sale of operating assets. We believe that free cash flow is a relevant indicator of our ability to repay maturing debt, revise our dividend policy or fund other uses of capital that we believe will enhance stockholder value. Free cash flow is limited and does not represent remaining cash flows available for discretionary expenditures due to the fact that the measure does not deduct the payments required for debt maturities, pay-down of off-balance sheet pension debt and other obligations or payments made for business acquisitions.

We believe it is important to view each of these non-GAAP financial measures in addition to, rather than as a substitute for, the GAAP measures of operating income/(loss), net income/(loss), earnings/(loss) per share - diluted, and cash flows from operating activities, respectively.

Item 8.01	Other Events.

On October 7, 2013, the Company received a letter of inquiry from the Securities and Exchange Commission (the “SEC”) requesting information regarding the Company’s liquidity, cash position, and debt and equity financing, as well as the Company’s underwritten public offering of common stock announced on September 26, 2013. On February 13, 2014, the Company received a Termination Letter from the SEC’s Fort Worth office stating that it had concluded its investigation and was not recommending SEC action.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibit 99.1 J. C. Penney Company, Inc. News Release issued February 26, 2014

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

J. C. PENNEY COMPANY, INC.

By: /s/ Janet Dhillon
Janet Dhillon
Executive Vice President,
General Counsel and Secretary

Date: February 26, 2014

EXHIBIT INDEX

Exhibit Number Description

99.1        J. C. Penney Company, Inc. News Release issued February 26, 2014